CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Advisor Managed Portfolios, and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of Patient Opportunity Trust (formerly Opportunity Trust), a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
October 9, 2023